Exhibit 4.3

SECOND AMENDMENT TO THE

2007 AMENDED AND RESTATED

PUBLIX SUPER MARKETS, INC.

401(k) SMART PLAN

THIS SECOND AMENDMENT to the 2007 Amended and Restated Publix Super Markets, Inc. 401(k) SMART Plan is adopted by Publix Super Markets, Inc. (the “Company”) effective as of the dates set forth below.

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Publix Super Markets, Inc. 401(k) SMART Plan, which has been amended and restated from time to time (as amended and restated to date, the “Plan”); and

WHEREAS, pursuant to the terms of the Plan, the Company is authorized and empowered to amend the Plan further; and

WHEREAS, the Company desires to amend the Plan further in order to include certain provisions related to recent legislation and other regulatory guidance.

NOW, THEREFORE, the Plan is amended as follows:

1.	Section 1.22 of the Plan is amended and restated in its entirety, effective January 1, 2008, as follows:

1.22 “Eligible Retirement Plan” shall mean an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, a qualified trust described in Section 401(a) of the Code, an annuity contract described in Section 403(b) of the Code, a Roth IRA described in Section 408A(b) of the Code, or an eligible plan under Section 457(b) of the Code that is maintained by a state or any agency or instrumentality of a state or political subdivision of a state that agrees to separately account for amounts transferred into such plan from this Plan, in each case provided that the account or plan accepts a Distributee’s Eligible Rollover Distribution; provided, however, that with respect to a nonspouse beneficiary, an Eligible Retirement Plan shall mean an individual retirement account described in Section 408(a) of the Code or an individual retirement annuity described in Section 408(b) of the Code.

2.	Section 6.1(b)(1) of the Plan is amended and restated in its entirety, effective January 1, 2008, as follows:

(b) (1) If a Participant’s Elective Deferrals exceed the limitation set forth in section 6.1(a)(1) for any calendar year, the Administrator, upon notification from the Participant or his Employer, shall refund to such Participant the portion of such Excess Elective Deferrals that is attributable to Elective Deferrals to the Plan, adjusted by the Earnings thereon for such calendar year (such Earnings shall be determined by the Plan Administrator in a manner consistent for all Participants under the provisions of section 7.4 as of the last day of the Plan Year to which such Excess Elective Deferrals relate) and reduced by any Excess Contributions and Earnings thereon for the Plan Year beginning with or within the calendar year that have been previously distributed to the Participant in accordance with the provisions of section 6.1(f). Any such refund shall be made on or before April 15 immediately following the calendar year in which the Excess Elective Deferrals are made to the Plan.

3.	Section 6.1(f)(1) of the Plan is amended and restated in its entirety, effective January 1, 2008, as follows:

(f) (1) In the event that the Elective Deferrals of Highly Compensated Employees exceed the limitations set forth in section 6.3, such excess (adjusted by the Earnings thereon for such calendar year, with such Earnings determined by the Plan Administrator in a manner consistent for all Participants under the provisions of section 7.4 as of the last day of the Plan Year to which such Excess Contributions relate), determined as set forth below, shall be distributed to the Highly Compensated Employees on or before the fifteenth (15th) day of the third month after the close of the Plan Year to which the Excess Contributions relate. Notwithstanding the preceding sentence, the Plan Administrator may delay the distribution of any Excess Contributions (adjusted by Earnings thereon) attributable to an Employer beyond the fifteenth (15th) day of the third month of such Plan Year, if the Employer consents to such delay and the Administrator refunds all such Excess Contributions not later than twelve (12) months after the close of the Plan Year to which the Excess Contributions relate.

4.	Section 6.1(f)(3) of the Plan is deleted in its entirety, effective January 1, 2008, as follows:

(3) RESERVED

5.	Section 6.2(d)(1) of the Plan is amended and restated in its entirety, effective January 1, 2008, as follows:

(1) In the event that the matching contributions for Highly Compensated Employees exceed the limitations set forth in section 6.3, then except as set forth in section 6.2(d)(3), such Excess Aggregate Contributions (adjusted by the Earnings thereon for such calendar year, with such Earnings determined by the Plan Administrator in a manner consistent for all Participants under the provisions of section 7.4 as of the last day of the Plan Year to which such Excess Aggregate Contributions relate), determined as set forth below, shall be distributed to the Highly Compensated Employees on or before the fifteenth (15th) day of the third month after the close of the Plan Year to which the Excess Aggregate Contributions relate. Notwithstanding the preceding sentence, the Plan Administrator may delay the distribution of any Excess Aggregate Contributions (adjusted by Earnings thereon)

attributable to an Employer beyond the fifteenth (15th) day of the third month of such Plan Year, if the Employer consents to such delay and the Administrator refunds all such excess amounts not later than twelve (12) months after the close of the Plan Year to which the Excess Aggregate Contributions relate.

6.	Section 6.2(g) is deleted in its entirety, effective January 1, 2008.

7.	Section 9.2 of the Plan is amended, effective January 1, 2009, by the addition of subsection (g) as follows:

(g) Notwithstanding sections 9.1(a)(2), 9.1(b)(2), 9.2(e) and 9.2(f) of the Plan, a Participant or beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Section 401(a)(9)(H) of the Code (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs, or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s designated beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or beneficiary elects to receive such distributions. Participants and beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence. In addition, notwithstanding section 1.23 of the Plan, and solely for purposes of applying the direct rollover provisions of the plan, 2009 RMDs and Extended 2009 RMDs will be treated as eligible rollover distributions.

8.	Section 15.7 of the Plan is amended and restated in its entirety, effective January 1, 2007, as follows:

15.7 Qualified Military Service. Notwithstanding any provision of this Plan to the contrary, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code. In the event that a Participant dies while performing qualified military service, as defined in Section 414(u) of the Code, the survivors of the Participant shall be entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the Participant resumed employment with the Employer and then terminated employment on account of death. In the event that an Employer elects to provide differential pay related to qualified military service, effective January 1, 2009 the Plan shall provide contributions and benefits related to differential pay as set forth in Section 414(u)(12) of the Code.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed this 18th day of November, 2009 by its duly authorized officers.

ATTEST:		PUBLIX SUPER MARKETS, INC.

(CORPORATE SEAL)

By:	/s/ Linda S. Kane	By:	/s/ William E. Crenshaw
	Linda S. Kane, Assistant Secretary		William E. Crenshaw, Chief Executive Officer

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